UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT: JANUARY 12, 2007

SHANDONG ZHOUYUAN SEED AND NURSERY CO., LTD.
(Exact name of Registrant as specified in its charter)

Delaware	3-52472	58-2258912
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification Number)
of incorporation)

238 Jianxindong Street, Laizhou, Shandong Province, the People’s Republic of China
(Address of principal executive offices)

011-86451-8271-3712
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01  Entry into a Material Definitive Agreement

On January 12, 2009, Shandong Zhouyuan See and Nursery Co., Ltd., a Delaware corporation (the “Company”) entered into Stock Transfer Agreements (the “Agreements”) with Zhou Jian, the Company’s director and Luo Jing, an individual residing in the People’s Republic of China (together, the “Investors”) to sell in a private placement to the Investors an aggregate of 7,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Pursuant to the Agreements, Luo Jing agreed to purchase 1,000,000 shares of Common Stock at a per share purchase price of CNY0.10 (approximately US$0.015) per share, for an aggregate purchase price of CNY100,000 (approximately US$14,700), and Zhou Jian agreed to purchase 6,000,000 shares of Common Stock at a per share Purchase Price of CNY0.06 (approximately US$0.009) for an aggregate purchase price of CNY400,000 (approximately US$58,800) and Company is obligated to issue the Shares within 30 business days from the date of the Agreement. Also pursuant to the Agreements, in the event of a reverse stock split, the Company will issue additional shares to the Investors to make up for the reduction in the number of Shares held by the Investors as a result of the reverse stock split, and issue such additional shares within 15 days of the reverse stock split.

English translations of the Agreements originally executed in Chinese described above are filed as Exhibits 10.1 and 10.2 and the above summary of the Agreements is qualified in its entirety by reference to such Agreements, which are incorporated herein.

Item 3.02  Unregistered Sale of Equity Securities

As described in more detail in Item 1.01 of this Report on Form 8-K, on January 6, 2009, the Company entered into the Agreements with Investors, pursuant to which, the Company agreed to issue the Investors the Shares. The issuance of the Shares is exempt from registration under the Securities Act of 1933 (the “Act”) by reason of the exemption provided by Regulation S of the Act for offers and sales of securities made outside of the United States.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Stock Transfer Agreement dated as of January 12, 2009 by and between the Company and Zhou Jian (English translation)

10.2	Stock Transfer Agreement dated as of January 12, 2009 by and between the Company and Luo Jing (English translation)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHANDONG ZHOUYUAN SEED AND NURSERY CO., LTD.

Date: January 13, 2009	/s/ Wang Zhigang
Wang Zhigang
Chief Executive Officer